Exhibit 5.1

VivoPower International PLC

Suite 4

7th Floor

50 Broadway

London

United Kingdom

SW1H 0DB

Our Ref	ATP/M-00908237
Date	13 March 2026

Dear Sirs

VivoPower International PLC

We have acted as counsel to VivoPower International PLC (company number 09978410) (Company), a public limited company incorporated in England and Wales, in connection with the matters set out below.

For the purposes of this Opinion Letter, we have examined and relied upon such documents, records, certificates and other instruments as we, in our professional judgment, have deemed necessary or appropriate as a basis for the opinions and statements below. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies.

1	Scope of opinionS
1.1	The opinions given in this Opinion Letter (the Opinions) are given only with respect to English law as published and applied by the courts of England and Wales at the date of this Opinion Letter and, insofar as the Opinions relate to tax, the generally published practice of HM Revenue & Customs at the date of this letter.

1.2	We express no opinion on the laws of any other jurisdiction. No opinion is expressed as to any provision of any Opinion Document (as defined below) that refers to laws or regulations of any jurisdiction other than England and Wales. To the extent that the laws of the United States of America or any other jurisdiction may be relevant to the subject matter of the Opinions, we have made no independent investigation of them and our opinion is subject to the effect of any such laws. We express no view on the validity of such matters.

1.3	The Opinions are given only with respect to the matters expressly set out in paragraph 4.1 and shall not be construed as opinions as to any other matter. The Opinions do not cover the matters set out in paragraph 6.1.

1.4	The Opinions are given on the basis of the assumptions set out in paragraph 5. We have not taken any steps to investigate whether they are correct except as may be specified in paragraph 5.

VivoPower International PLC

1.5	The Opinions are subject to the qualifications listed in paragraph 6 and to any matters not disclosed to us.

1.6	By providing you with this Opinion Letter, we do not assume any obligation to notify you of future changes in law which may affect the Opinions or to otherwise update this Opinion Letter in any respect.

2	background
2.1	We have acted as English legal advisers to the Company in connection with the registration statement on Form S-8 which is attached to this Opinion Letter as an exhibit (the Registration Statement) filed with the United States Securities and Exchange Commission (the SEC) pursuant to the United States Securities Act of 1933, as amended (the Securities Act).

2.2	The Registration Statement relates to an increase of 3,603,598 shares available for issuance by the Company from time to time of A ordinary shares each having a nominal value of $0.12 pursuant to the Company’s 2017 Omnibus Equity Incentive Plan (the Plan) which was implemented in a general meeting of the Company held on 5 September 2017 (the New Shares).

2.3	We understand that none of the New Shares are, and are not intended to be, admitted to trading on any market or exchange, or otherwise listed, in the United Kingdom.

3	Examination of documents and searches
3.1	For the purpose of giving the Opinions, we have examined the following documents (the Documents, each a Document):

3.1.1	the Registration Statement;

3.1.2	copy of the Company’s certificate of incorporation dated 1 February 2016 and copy current articles of association adopted pursuant to a special resolution of the Company’s shareholders passed on 30 January 2026 (the Articles);

3.1.3	a minute of the general meeting of the Company held on 5 September 2017 at which certain shareholder resolutions were passed, including the resolution to approve the Plan and the resolution providing a general authority to allot shares in the Company and disapplying statutory pre-emption rights in respect of such allotment of shares or the grant of rights to subscribe for or convert into shares up to an aggregate nominal value of $1,560.00;

3.1.4	the final copy registration statement on Form S-8 dated 12 October 2018 which registered 1,355,736 ordinary shares of $0.012 pursuant to the Plan;

3.1.5	the final copy registration statement on Form S-8 dated 21 December 2020 which registered 338,237 ordinary shares of $0.012 pursuant to the Plan;

3.1.6	the final copy registration statement on Form S-8 dated 8 December 2022 which registered 958,421 ordinary shares of $0.012 pursuant to the Plan;

3.1.7	a minute of the general meeting of the Company held on 6 October 2020 at which certain shareholder resolutions were passed, including the resolutions providing a general authority to allot ordinary shares in the Company and disapplying statutory pre-emption rights in respect of such allotment of shares or the grant of rights to subscribe for or convert into ordinary shares up to an aggregate nominal value of $180,000;

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3.1.8	written resolutions of the board of directors of the Company passed on 11 December 2020 which resolved to approve the filing of the Registration Statement with the SEC, and written resolutions of the board of directors passed on 11 December 2020 which resolved to approve the allotment and disapplying statutory pre-emption rights in respect of the allotment of ordinary shares up to a subscription amount of $80,000,000;

3.1.9	a minute of the general meeting of the Company held on 18 December 2020 at which certain shareholder resolutions were passed, including the resolutions providing a general authority to allot ordinary shares in the Company and disapplying statutory pre-emption rights in respect of such allotment of ordinary shares or the grant of rights to subscribe for or convert into ordinary shares up to an aggregate nominal value of $180,000;

3.1.10	written resolutions of the board of directors passed on 9 October 2020 which resolved to approve the allotment of ordinary shares of $0.012 each up to an aggregate subscription amount of $34,500,000;

3.1.11	written resolutions of the board of directions passed on 14 October 2020 which resolved to approve the allotment of ordinary shares of $0.012 each up to an aggregate offering price of $5,750,000;

3.1.12	a minute of the general meeting of the Company held on 10 November 2022 at which certain shareholder resolutions were passed, including the resolutions providing a general authority to allot ordinary shares in the Company and disapplying statutory pre-emption rights in respect of such allotment of ordinary shares or the grant of rights to subscribe for or convert into ordinary shares up to an aggregate nominal value of $180,000;

3.1.13	shareholder resolutions passed on 6 July 2023 providing authority for the directors to consolidate and divide all of the Company’s existing ordinary shares of $0.012 each into such reduced number of ordinary shares of such increased nominal value as the Company’s board may determine at any time prior to 23 October 2023;

3.1.14	written resolutions of the board of directors passed on 2 October 2023 which resolved to approve the consolidation of the Company’s existing ordinary shares of $0.012 each into 2,578,826 ordinary shares of $0.12 each;

3.1.15	a minute of the general meeting of the Company held on 28 December 2023 at which certain shareholder resolutions were passed, including the resolutions providing a general authority to allot ordinary shares of $0.12 each in the capital of the Company and disapplying statutory pre-emption rights in respect of such allotment of ordinary shares or the grant of rights to subscribe for or convert into ordinary shares up to an aggregate nominal value of $3,600,000;

3.1.16	written resolutions of the board of directors of the Company passed on 2 January 2024 which resolved to approve the filing of the Registration Statement with the Securities and Exchange Commission;

3.1.17	written resolutions of the board of directors of the Company passed on 15 February 2024 which resolved to approve the filing of the previous form F-3, together with any new exhibits, with the Securities and Exchange Commission;

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VivoPower International PLC

3.1.18	written resolutions of the board of directors of the Company passed on 28 August 2024 which resolved to approve the allotment of Ordinary Shares up to an aggregate subscription amount of $3,600,000;

3.1.19	shareholder resolutions passed on 30 January 2026 providing general authority to allot shares in the Company and disapplying statutory pre-emption rights in respect of such allotment of shares or the grant of rights to subscribe for or convert into shares up to an aggregate nominal value of $116,400,000;

3.1.20	written resolutions of the board of directors of the Company passed on 27 February 2026 which resolved to approve the filing of the Registration Statement;

3.1.21	a certificate of good standing of the Company dated 13 March 2026;

3.1.22	at 10:14 am on 13 March 2026 an online search of the public records on file and available for inspection at Companies House in respect of the Company;

3.1.23	at 10:03 am on 13 March 2026 an online search of the Central Registry of Winding-up Petitions at the Companies Court in London in respect of the Company; and

3.1.24	a director’s certificate dated 10 March 2026 in which the directors confirmed that, amongst other things, no resolutions have been passed which render any part of this Opinion Letter untrue or invalid, and that there have been no resolutions of the directors or the shareholders of the Company to revoke any previous authorities provided to the directors to issue shares in the Company free of pre-emption rights.

3.2	Except as stated above, we have not examined any other documents or corporate or other records and we have not made any other searches, enquiries or investigations for the purpose of giving the Opinions.

4	Opinions
4.1	Based on and subject to the qualifications, assumptions and limitations set forth herein and subject to any matters not disclosed to us, we are of the opinion that:

4.1.1	the Company is a public limited company duly incorporated under English law, noting that our searches undertaken on 9 March 2026 revealed no order or resolution for the winding-up of the Company is pending, and no notice of the appointment of a receiver, administrative receiver or administrator in respect of it or any of its assets has been made; and

4.1.2	the New Shares will, when issued and delivered in accordance with the terms of the Plan and when the names of the holders of such New Shares or their nominees are entered into the register of members of the Company and subject to the receipt by the Company of the aggregate issue price in respect of all the New Shares, be validly issued, fully paid and no further amount may be called thereon.

4.2	This Opinion Letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This Opinion Letter is provided solely in connection with the registration of Securities pursuant to the Registration Statement and is not to be relied upon for any other purpose.

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VivoPower International PLC

4.3	We consent to the filing of this Opinion Letter as an exhibit to the Registration Statement, subject to paragraph 4.2 above (and without creating any assumption of duty on our part to any person other than the Company) and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

4.4	Our liability under this Opinion Letter is limited to $3,500,000 for any one claim or series of claims arising out of this Opinion Letter.

4.5	The Opinions are given only by Shoosmiths LLP, an English limited liability partnership, and no partner, member or employee of Shoosmiths LLP shall have any personal responsibility or owe any duty of care in relation to it.

5	assumptions
5.1	Documents

We have assumed:

5.1.1	the genuineness of all signatures and seals on the Documents (or on the relevant originals where we have examined copies) and the authenticity and completeness of those Documents;

5.1.2	the conformity to the original Documents of any Documents submitted to us as certified or uncertified copies or scans of the original Documents; and

5.1.3	that there have been no variations to any of the Documents provided to us or to the originals thereof and none of the Documents have been superseded or rescinded.

5.2	Other parties and laws

In relation to the other parties to the Documents and all laws other than those of England and Wales we have assumed:

5.2.1	the capacity, power and authority to execute and the due execution of the Documents by each party to it other than the Company (as a matter of English law);

5.2.2	that the obligations expressed to be assumed by each party to the Documents other than the Company under the Documents are valid and legally binding upon them (as a matter of English law);

5.2.3	that all obligations under the Documents are valid, legally binding upon, and enforceable against, the parties thereto as a matter of all relevant laws other than the laws of England and Wales;

5.2.4	no foreign law would affect any of the conclusions stated in this Opinion Letter;

5.2.5	due compliance by all relevant parties other than the Company with all matters (including, without limitation, the making of necessary filings, lodgements, registrations and notifications and the payment of stamp duties and other documentary taxes and charges) that govern or relate to the Documents or such parties;

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VivoPower International PLC

5.2.6	where any consents, directions, authorisations, approvals or instructions have to be obtained under any law, regulation or practice for the performance of the Documents (other than any corporate authorisations, approvals and company law requirements the subject of this Opinion Letter), they have been obtained or that they will be forthcoming within any relevant period in order to be fully effective for such purpose; and

5.2.7	there are no laws of any jurisdiction outside England and Wales which would, or might, affect the Opinions.

5.3	Corporate actions and status

In relation to the Company, we have assumed:

5.3.1	that each resolution of the directors and shareholders of the Company certified as being true and accurate and provided to us in connection with the giving of the Opinions was duly passed by the required majority at a properly convened and quorate meeting of directors (or a duly authorised committee thereof) and of shareholders of the Company or otherwise in accordance with the constitutional documents of the Company and/or the Companies Act 2006;

5.3.2	that each person identified as a director or a secretary in any resolution of the directors of the Company was validly appointed as such and was in office at the date of the Documents;

5.3.3	that any provisions contained in the Companies Act 2006 and/or the articles of association of the Company relating to the declaration of directors’, interests or the power of interested directors to vote were duly observed;

5.3.4	that any restrictions in the articles of association of the Company on that Company’s and/or on its directors’ authority to guarantee will not be contravened by the entry into and performance by it of the Documents to which it is a party;

5.3.5	that the execution and delivery of the Documents by the Company and the exercise of its rights and performance of its obligations under the Documents will promote the success of the Company for the benefit of its members as a whole and that any guarantee contained in the Documents was given in good faith by the Company and for the purposes of carrying on its business and the directors of the Company have satisfied themselves, after due deliberation, as to the benefit that the Company will derive from the giving of any guarantee contained in the Documents;

5.3.6	that no step has been taken to wind up the Company nor to appoint a receiver, administrator or like officer in respect of the Company or any of its assets and that no voluntary arrangement has been proposed in respect of the Company; and

5.3.7	there are no agreements, letters or other arrangements having contractual effect which modify the terms of, or affect, the Documents or which render the Company incapable of or prohibit it from performing any of its obligations under the Documents and no provision of the Documents have been waived and there are no contractual or similar restrictions contained in any agreement or arrangement (other than the Documents) which are binding on the Company which would prohibit it from performing any of its obligations under the Documents.

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VivoPower International PLC

5.4	Reliance on Documents

5.4.1	All Documents submitted to us as copies or certified copies are true and complete copies of the originals and such originals and all Documents submitted to us as originals are genuine and complete and all signatures (including electronic signatures), stamps and seals on the documents are genuine.

5.4.2	Each Document accurately records the agreement of the parties to it and has not been amended, varied, waived, superseded, rescinded, breached, revoked or terminated.

5.4.3	The Documents are in the form produced to the directors of the Company.

5.4.4	There have been no amendments to the articles of association of the Company since the date on which they were certified in the directors’ certificate of the Company listed in paragraph 2.1.20 of this Opinion Letter.

5.5	Execution

5.5.1	The Documents have been signed by or on behalf of each party to it by person(s) authorised by the relevant party to do so, in the presence of a witness (where applicable) who attested to that fact by signing the relevant Document.

5.5.2	The making of the signatures on the signature pages to the Documents was made or done in a manner recognised by law as valid and each Document has remained intact since those signatures were made or affixed (as the case may be).

5.5.3	The Documents have been dated with the date on which it was signed and duly delivered by the parties to it (where applicable).

5.6	Searches

5.6.1	The information disclosed in response to the searches referred to in paragraph 3.1 of this Opinion Letter was accurate, complete and up to date at the time of those searches and those responses did not fail to disclose any matters which they should have disclosed and which were relevant for the purposes of this Opinion Letter. Since the date of those searches and enquiries there has been no alteration in the status of the Company as revealed in those searches.

5.6.2	No event has occurred in relation to the Company, such as the passing of a resolution for or the presentation of a petition or the taking of any other action for the winding-up of, or the appointment of a liquidator, administrator, administrative receiver or receiver of the Company, in respect of which a filing at the Companies Registry or at the Central Index of the Companies Court was required to be made and has not been made or has been made but has not at the date of the searches appeared on the relevant search result relating to the Company.

5.7	Other matters

5.7.1	None of the parties to the Documents are or will be seeking to achieve any purpose not apparent from the Documents which might render the Documents illegal or void.

5.7.2	Where any liability or obligation or right or benefit of a party to the Documents are dependent upon the satisfaction of conditions precedent, those conditions have been or will be duly and properly satisfied.

5.7.3	There is no other matter or document which would, or might, affect the Opinions and which was not revealed by the Documents.

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VivoPower International PLC

6	Qualifications
6.1	Matters not covered

6.1.1	We express no opinion as to matters of fact, opinion or intention.

6.1.2	No opinion is expressed as to any provision of the Documents to the extent it purports to declare or impose a trust, turnover or similar arrangement in relation to any payments or assets received.

6.1.3	We have not investigated whether any filings, clearances, notifications or disclosures are required under laws relating to anti-trust, competition, public procurement, state aid or national security.

6.1.4	No opinion is expressed as to any provision of any Document to the extent it purports to declare or impose a trust, turnover or similar arrangement in relation to any payments or assets received.

6.1.5	Except to the extent expressly set out in the Opinions, we express no opinion as to any taxation, financial or accountancy matters or any liability to tax which may arise or be suffered as a result of, or in connection with, the Documents or any transaction relating to them.

6.2	Insolvency

6.2.1	The validity, performance and enforcement of the Documents may be limited by bankruptcy, insolvency, liquidation, reorganisation or prescription or similar laws of general application relating to or affecting the rights of creditors.

6.2.2	Any provision in the Documents which confers, purports to confer or waives a right of set-off or similar right may be ineffective against a liquidator or creditor.

6.2.3	A power of attorney may, in limited circumstances, be revoked by the winding-up or dissolution of the donor company.

6.2.4	The searches and enquiries referred to in paragraph 2 of this Opinion Letter are not conclusively capable of revealing whether insolvency or similar procedures, or steps towards them, have been started against the Company.

6.3	Enforceability

6.3.1	Remedies such as specific performance or the issue of an injunction are available only at the discretion of the courts of England and Wales according to general principles of equity. Specific performance is not usually granted and an injunction is not usually issued where damages would be an adequate alternative.

6.3.2	The enforcement of any guarantee contained in the Documents may be subject to equitable defences relieving the guarantor from its obligations. The guarantor may be relieved from liability under any guarantee contained in the Documents by (a) the action or the lack of action by or by the conduct of the creditor or debtor in respect of any guaranteed obligations or any guarantee, security or other assurance against financial loss given in respect of such obligations or (b) any bad faith or misrepresentation on the part of such creditor.

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6.3.3	Enforcement of claims arising pursuant to the Documents may become barred under the Limitation Act 1980 or may be subject to a defence of set-off or counterclaim.

6.3.4	Enforcement may be limited by the provisions of the laws of England and Wales applicable to agreements held to have been frustrated by events happening after execution of a document.

6.3.5	A party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by a misrepresentation and the courts of England and Wales will generally not enforce an obligation if there has been fraud.

6.3.6	If a party to (or a person who controls, or is connected with, a party to) any Documents is subject to, or is resident or incorporated in a country which is subject to, sanctions imposed or recognised by the United Kingdom, the obligations of the Original Obligor under the Opinion Documents may be unenforceable or void.

6.3.7	In this letter “enforceable” means, in relation to an obligation, that it is of a type which the courts of England and Wales enforce. It does not mean that such obligation will be enforced in all circumstances in accordance with the terms of the relevant Document. The legally binding, valid and enforceable nature of these obligations is subject to matters of law of general application (as published and as applied by the courts of England and Wales as at the date of this letter) which affect contractual obligations and security interests of the kind contained in the Documents.

6.4	Discretion of courts

6.4.1	The courts of England and Wales may stay proceedings if concurrent proceedings are being brought elsewhere.

6.4.2	There could be circumstances in which the courts of England and Wales would not treat as conclusive those certificates and determinations which any of the Documents state are to be so treated.

6.4.3	The question whether or not any provisions of the Documents which may be invalid on account of illegality may be severed from the other provisions thereof in order to save those other provisions would be determined by the courts of England and Wales in their discretion.

6.5	Choice of law

6.5.1	The choice of law to govern contractual obligations under the Documents would not be recognised or upheld by the courts of England and Wales in all circumstances. For example the choice would have to be made in accordance with Regulation (EC) No. 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations (Rome I) (Retained EU Legislation) (as amended at or prior to the date of this letter).

6.5.2	The parties’ submission to the exclusive jurisdiction of the courts of England and Wales contained in the Documents does not prevent any party from initiating proceedings in the courts of another jurisdiction. If a party starts such proceedings a court of England and Wales may then stay proceedings brought before it or may decline to accept jurisdiction and in certain circumstances it will be obliged to decline jurisdiction.

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7	General
7.1	We have not investigated the laws of any country other than England and Wales and the Opinions are given only with respect to the laws of England and Wales as at the date of this letter. In issuing the Opinions we do not assume any obligation to notify or inform you of any developments subsequent to the date of this letter that might render its contents untrue or inaccurate in whole or in part at such later time.

7.2	Where any party to any Document is vested with a discretion or may determine a matter in its opinion, the laws of England and Wales may require that such discretion is exercised reasonably and for a proper purpose and/or that such opinion is formed in good faith based on reasonable grounds.

7.3	Whether any guarantee contained in any Document constitutes a primary obligation of the Company will depend upon its construction. In the absence of a clear statement that the obligations of the Company are of indemnity as well as guarantee the courts of England and Wales may not give effect to provisions seeking to impose primary liability on or to restrict the defences available to the Company in accordance with the terms of the Documents.

7.4	Any provisions excluding liability may be limited by law.

7.5	This Opinion Letter is given on the condition that it will be construed in accordance with English law and that each addressee submits to the jurisdiction of the courts of England and Wales and waives any objection to the exercise of such jurisdiction in relation to any dispute arising out of or in connection with this Opinion Letter.

Yours faithfully

/s/ SHOOSMITHS LLP
Dated: 13 March 2026

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